Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (Settlement Agreement) is made between Western Energy Company, (Western Energy), the United States Department of Justice (DOJ), and the United States Department of the Interior (DOI), through its agency the Minerals Management Service (MMS) (collectively “the Parties”).

RECITALS

A. Western Energy is the lessee of the Federal coal leases located in the Rosebud Mine in Montana listed in Exhibit A. The Rosebud Mine is a surface mining operation consisting of designated areas A, B, C, D, and E, with each designated area supplying coal to specific units of the adjacent Colstrip Power Plant (Colstrip Plant).

B. On July 10, 1981, Western Energy entered into a Coal Transportation Agreement (CTA) with the Colstrip Plant under which Western Energy agreed to design, construct, own, operate, and maintain a coal conveyor system for the transportation of coal to the Colstrip Plant. In the CTA, the Colstrip Owners agreed to pay Western Energy for transportation of the coal.

C. On September 23, 2002, The MMS, based on an audit conducted by the State of Montana (State), issued to Western Energy an Order to Report and Pay Additional Royalties (2002 Order). This Order to Pay directed Western Energy to pay additional royalties of $ 3,184,724.85 on coal produced and sold from the Rosebud Mine from the period from October 1, 1991, through December 31, 1995. MMS issued the Order because it determined that Western Energy had underpaid royalties because Western Energy incorrectly excluded payments it received under the CTA for transporting production from within the Rosebud Mine to the adjacent Colstrip Plant. Western Energy appealed the 2002 Order to the MMS Director in Docket No. MMS-02-0092-COAL.

D. On January 27, 2003, MMS, based on an audit conducted by the State, issued a second Order to Report and Pay Additional Royalties (2003 Order), directing Western Energy to pay additional royalties of $ 3,830,043.50 on coal produced and sold from the Rosebud Mine for the period from January 1, 1996, through December 31, 2001 for the same reasons as the 2002 Order. Western Energy appealed the 2003 Order to the MMS Director in Docket No. MMS-03-0022-COAL.

E. On March 28, 2005, the Associate Director, Policy and Management Improvement, MMS, denied Western Energy’s appeals in MMS-02-0092-COAL and MMS-03-0022-COAL on substantive grounds, but rescinded the 2002 Order to the extent it directed the payment of royalty accruing more than 7 years before the date of the 2002 Order (Associate Director’s Decision). The Associate Director’s Decision rescinded the portion of the 2002 Order applying to royalties accruing more than 7 years before the date of the 2002 Order based upon the then-MMS Director’s October 8, 2002, written policy directing MMS to grant lessees’ appeals for any period more than 7 years prior to the date of the order (7-Year Policy). In Chiang v. Kempthorne, No. 1:04CV00199, slip op. (D.D.C. Aug. 30, 2007), the court disagreed with the government and held that the 7-Year Policy was arbitrary and capricious and vacated and remanded the 7-Year Policy to MMS. On November 17, 2007, the current MMS Director rescinded the 7-Year Policy. Western Energy appealed the Associate Director’s Decision to the Interior Board of Land Appeals (IBLA). The IBLA upheld the Associate Director’s Decision on all grounds in Western Energy Company, 172 IBLA 258 (2007) (IBLA Decision).

Exhibit 10.1

F. Western Energy sought judicial review of the IBLA Decision in Western Energy Company v. Kempthorne, No. 1:07-cv-2237 (RCL) (D.D.C.) (Litigation).

G. On September 26, 2006, MMS, based on an audit conducted by the State, issued a third Order to Report and Pay Additional Royalties (2006 Order), directing Western Energy to pay additional royalties of $1,569,146.81 on coal produced and sold from the Rosebud Mine for the period from January 1, 2002, through December 31, 2004, for the same reasons as the 2002 Order. Western Energy appealed the 2006 Order to the MMS Director in Docket No. MMS-06-0056-COAL. On March 26, 2008, the Assistant Secretary for Land and Minerals Management issued a decision in MMS-06-0056-COAL affirming the 2006 Order in all respects (ASLM Decision). Subsequently, the ASLM Decision was added to the Litigation.

H. On September 25, 2008, MMS, based on an audit conducted by the State, issued a fourth Order, however because the issue in this order was the same as identified in the prior 3 Orders, MMS issued an Order to Perform Restructured Accounting and Pay Additional Royalties (2008 Order). The 2008 Order directed Western Energy to pay additional royalties of $ 1,363,274.88 on coal produced and sold from the Rosebud Mine for the period from January 1, 2005, through December 31, 2007, and to recalculate and pay additional royalties for the period January 2008 through August 2008. Western Energy appealed the 2008 Order to the MMS Director in Docket No. MMS-08-0194-COAL.

I. Collectively the 2002 Order, 2003 Order, 2006 Order, and 2008 Order are herein referred to as “the Orders.”

J. In addition to the time periods covered by the Orders, the Parties desire to resolve the issues in the Orders for the additional period from January 1, 1983, through September 30, 1991. Collectively the period from January 1, 1983, through December 31, 2007 is the “Settlement Period.”

K. The Parties also desire to reach an agreement on the transportation allowance deductions to be used by Western Energy in reporting and paying MMS royalties attributable to the transportation of Western Energy’s Coal to the Colstrip Plant after the Settlement Period.

AGREEMENT

THEREFORE, in consideration of the mutual promises and covenants set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Settlement Agreement hereby incorporate by reference and agree to the accuracy of the above recitals and further agree as follows:

1. Payment: Western Energy will pay MMS $12,239,538.22 within 10 days of Western Energy’s receipt of a fully executed copy of this Settlement Agreement. If Western Energy does not pay the $12,239,538.22 to MMS within 10 days of Western Energy’s receipt of a fully executed copy of this Settlement Agreement, Western Energy will pay late payment charges on the untimely payment at the rate established at 30 CFR § 218.202 (2007). Interest will start accruing on the 11th day after Western Energy received a fully executed copy of this Settlement Agreement, until the payment of $12,239,538.22 is made.

Exhibit 10.1

2. Provisions for Valuation of Production after December 31, 2007

A. For coal production from the Rosebud Mine to the Colstrip Plant beginning January 1, 2008, Western Energy agrees to report and pay MMS royalties using the transportation allowance methodology in the Orders.

B. For coal production from the Rosebud Mine to the Colstrip Plant beginning January 1, 2008, Western Energy will (i) adjust its MMS royalty payments to comply with the transportation allowance methodology in the Orders, and (ii) pay any additional royalty payment to MMS based upon that adjustment.

C. Western Energy will owe late payment interest on any additional royalty payment made under Paragraph 2.B. at the rate established at 30 CFR § 218.202 (2007).

3. Appeals: Within ten (10) business days from the date that MMS receives the payment referenced in Paragraph 1, the Parties will cause their respective counsel of record to file a stipulated motion to dismiss the Litigation with prejudice.

4. No Further Proceedings: Each Party agrees that it will not institute any legal or other proceedings to litigate, arbitrate, appeal, or attack in any fashion any demand or issue described herein and covered by this Settlement Agreement.

5. Reporting Requirements: Western Energy shall have no obligation to submit or revise a “Solid Minerals Production and Royalty Report, Form MMS-4430 with respect to the payment referenced in Paragraph 1. After MMS receives the payment referenced in Paragraph 1, MMS will prepare and file a Form MMS-4430 documenting receipt of that payment.

6. Record Retention: Subject to the record retention requirements of 30 CFR § 212.200, Western Energy is otherwise released from any record maintenance requirements for the issues described in the Order and settled herein.

7. General Mutual Release from Liability: The Department hereby releases and forever discharges Western Energy together with all officers, directors, and employees of Western Energy from any and all audits, claims, actions, suits, judgments, liabilities, demands, fees, obligations, or interest, whether known or unknown, associated with the Orders, the Litigation, and the issues in the Orders for the Settlement Period. Western Energy hereby releases and forever discharges the Department from any and all claims, actions, suits, judgments, liabilities, demands, fees, interest, or obligations, including claims for refund or credit for royalty or other payments made, whether known or unknown, associated with the Orders, the Litigation, and the issues in the Orders for the Settlement Period

8. No Admission of Liability: The Parties agree that nothing contained herein, and no actions taken by any Party hereto with regard to this Settlement Agreement, shall be construed as an admission by either Party of liability as to any of the matters settled. No action taken by any Party in effecting this Settlement Agreement may be used in any future or pending demand, administrative proceeding, litigation, or similar action involving any of the Parties, as an admission of liability in any respect.

Exhibit 10.1

9. Binding Release: The releases contained herein shall bind and inure to the benefit of the principals, agents, employees, related or affiliated entities, representatives, successors, and assigns of the Parties.

10. Authority: The Parties represent that the person executing this Settlement Agreement on each Party’s behalf has been duly authorized by all necessary and appropriate action to enter into this Settlement Agreement.

11. Entire Agreement and Modification: This Settlement Agreement is the entire agreement among the Parties, and no representation, warranties, other statements, or promises have been made by any Party to any other Party in connection with this Settlement Agreement. This Settlement Agreement may be amended or modified only by written agreement, executed by an authorized representative of each Party.

12. No Precedent Setting Value: It is specifically understood and agreed that this Settlement Agreement is executed for the sole purpose of settling the issues described herein. No Party shall be deemed to have approved, accepted, or consented to any concept, method, theory, principle, or statutory, regulatory, or contractual interpretation underlying or purportedly underlying, any of the matters agreed to herein or raised in connection with the issues settled herein. This Settlement Agreement shall have no precedent setting value and shall not be binding on any Party as to any issues, leases, or any time periods, other than those specifically addressed herein.

13. Fraud, Concealment, or Misrepresentation: Nothing herein shall ever prevent any Party from asserting and reopening any claim against another Party as to the royalty computations and payments which are the subject of this Settlement Agreement for reasons of fraud, malfeasance, concealment, or misrepresentation of material fact. The Parties agree that this Settlement Agreement specifically excludes any disputes or claims arising under the False Claims Act, 31 U.S.C. §§ 3729-3733. However, it is expressly understood that Western Energy denies any liability under the False Claims Act.

14. Legal Fees: Nothing in this Settlement Agreement shall be interpreted as giving any Party a claim for recovery of any legal costs or attorney’s fees. Each Party agrees that it will bear its own costs and expenses.

15. Construction of Agreement: Nothing in this or any other agreement shall be construed so as to deprive a Federal official of the authority to revise, amend, or promulgate regulations. Nor shall anything in this Settlement Agreement be construed to commit a Federal official to expend funds not appropriated by Congress. In no event, shall anything in this Settlement Agreement bar any Party from seeking judicial relief enforcing this Settlement Agreement in any court having jurisdiction over the Parties to, and the subject matter of this Settlement Agreement.

16. Counterparts: This Settlement Agreement may be executed in two or more counterparts; it shall not be necessary that the signatures of all Parties hereto be contained on any one counterpart and each counterpart shall constitute one and the same agreement. This Settlement Agreement may be executed by facsimile signatures, which shall be deemed originals for all purposes.

Exhibit 10.1

17. Effective Date: This Settlement Agreement will be effective when executed by all Parties.

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of the respective dates indicated with the signatures below:

Minerals Management Service		Western Energy Company

By:	/s/ Walter D. Cruickshank	By:	/s/ Morris W. Kegley

Title:	Director (Acting)	Title:	Vice President and General Counsel

Date:	5/07/09	Date:	December 24, 2008

United States Department of Justice

By:	/s/ Gregory Page
Gregory Page, Esq.

Title:	Attorney

Date:	7/09/09